                                                                    Exhibit 99.1
                                                                    ------------

                                 NEOPATH, INC.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NeoPath, Inc.

     We have audited the accompanying balance sheets of NeoPath, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoPath, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Seattle, Washington
February 9, 1999

                                 NEOPATH, INC.

                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1998             1997
                                                              -------------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   5,579,867    $  3,308,970
  Securities available-for-sale.............................      3,374,549      25,409,633
  Accounts receivable, net..................................      3,011,078       3,863,818
  Inventories...............................................      6,744,417       7,514,001
  Other current assets......................................        392,415         187,147
                                                              -------------    ------------
Total current assets........................................     19,102,326      40,283,569
Fee-per-use systems, net....................................     14,602,963       8,564,189
Property and equipment, net.................................      3,530,694       5,979,849
Intangible assets, net......................................             --       3,383,925
Deposits and other assets...................................        913,850         729,280
                                                              -------------    ------------
Total assets................................................  $  38,149,833    $ 58,940,812
                                                              =============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   2,944,252    $  2,173,179
  Salaries and wages payable................................      1,681,710       2,357,045
  Customer deposits.........................................        332,485         431,877
  Other accrued liabilities.................................      1,157,077         567,759
  Current portion of long-term obligations..................      2,549,151          80,966
                                                              -------------    ------------
Total current liabilities...................................      8,664,675       5,610,826
Long-term obligations, less current portion.................      1,257,027         101,872
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized; none issued and outstanding................             --              --
  Common stock, $.01 par value; 40,000,000 shares
     authorized; 14,504,623 and 14,389,378 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................    142,057,561     141,057,881
  Accumulated deficit.......................................   (113,813,699)    (87,633,118)
  Accumulated other comprehensive loss......................        (15,731)       (196,649)
                                                              -------------    ------------
Total shareholders' equity..................................     28,228,131      53,228,114
                                                              -------------    ------------
Total liabilities and shareholders' equity..................  $  38,149,833    $ 58,940,812
                                                              =============    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1998            1997            1996
                                                   ------------    ------------    ------------
Revenues.........................................  $ 12,078,936    $ 10,824,380    $  3,061,849
Cost of revenues.................................     6,711,314       4,774,920       1,904,559
                                                   ------------    ------------    ------------
  Gross margin...................................     5,367,622       6,049,460       1,157,290
Operating expenses:
  Research and development.......................    11,269,363      14,248,669      11,202,375
  Selling, general and administrative............    17,950,151      17,745,936      11,295,228
  Write-off of intangible assets.................     3,084,289              --              --
                                                   ------------    ------------    ------------
                                                     32,303,803      31,994,605      22,497,603
                                                   ------------    ------------    ------------
Loss from operations.............................   (26,936,181)    (25,945,145)    (21,340,313)
Interest income..................................     1,008,638       2,399,117       3,741,843
Interest expense.................................      (253,038)        (50,884)        (56,813)
                                                   ------------    ------------    ------------
Net loss.........................................  $(26,180,581)   $(23,596,912)   $(17,655,283)
                                                   ============    ============    ============
Basic and diluted net loss per share.............  $      (1.81)   $      (1.66)   $      (1.36)
                                                   ============    ============    ============
Weighted average common shares outstanding.......    14,467,902      14,197,307      13,029,314
                                                   ============    ============    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                      COMMON STOCK                                          ACCUMULATED
                                -------------------------                                      OTHER
                                NUMBER OF                     DEFERRED      ACCUMULATED    COMPREHENSIVE
                                  SHARES        AMOUNT      COMPENSATION      DEFICIT      INCOME (LOSS)      TOTAL
                                ----------   ------------   ------------   -------------   -------------   ------------
Balance at January 1, 1996....   9,819,487   $ 71,649,971    $(175,782)    $ (46,380,923)    $  39,945     $ 25,133,211
  Follow on public offering --
    common stock, net of
    issuance costs of
    $4,384,649................   2,875,000     61,740,351           --                --            --       61,740,351
  Exercise of options and
    warrants..................     957,669      2,889,169           --                --            --        2,889,169
  Amortization of deferred
    compensation..............          --        (23,745)     101,536                --            --           77,791
  Unrealized loss on
    securities
    available-for-sale........          --             --           --                --      (583,103)        (583,103)
  Net loss....................          --             --           --       (17,655,283)           --      (17,655,283)
                                                                                                           ------------
    Comprehensive loss........                                                                              (18,238,386)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1996........................  13,652,156    136,255,746      (74,246)      (64,036,206)     (543,158)      71,602,136
  Exercise of options and
    warrants..................     688,658      3,952,135           --                --            --        3,952,135
  Amortization of deferred
    compensation..............          --             --       74,246                --            --           74,246
  Common stock issued on
    purchase of Pathfinder
    System product line.......      48,564        850,000           --                --            --          850,000
  Unrealized appreciation on
    securities
    available-for-sale........          --             --           --                --       346,509          346,509
  Net loss....................          --             --           --       (23,596,912)           --      (23,596,912)
                                                                                                           ------------
    Comprehensive loss........                                                                              (23,250,403)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1997........................  14,389,378    141,057,881           --       (87,633,118)     (196,649)      53,228,114
  Exercise of options and
    warrants..................      56,520        119,752           --                --            --          119,752
  Release of common stock held
    in escrow.................      42,050        549,278           --                --            --          549,278
  Issuance of common stock
    under employee stock
    purchase plan.............      16,675        130,650           --                --            --          130,650
  Stock-based compensation to
    consultants...............          --        200,000           --                --            --          200,000
  Unrealized appreciation on
    securities
    available-for-sale........          --             --           --                --       180,918          180,918
  Net loss....................          --             --           --       (26,180,581)           --      (26,180,581)
                                                                                                           ------------
    Comprehensive loss........                                                                              (25,999,663)
                                ----------   ------------    ---------     -------------     ---------     ------------
Balance at December 31,
  1998........................  14,504,623   $142,057,561    $      --     $(113,813,699)    $ (15,731)    $ 28,228,131
                                ==========   ============    =========     =============     =========     ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1998           1997           1996
                                                       ------------   ------------   ------------
OPERATING ACTIVITIES
Net loss.............................................  $(26,180,581)  $(23,596,912)  $(17,655,283)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Write-off of intangible assets..................     3,084,289             --             --
     Depreciation and amortization...................     5,699,537      4,326,157      1,994,064
     Stock-based compensation........................       200,000         74,246         77,791
     Accrued interest on securities
       available-for-sale............................       562,267      1,152,187        660,623
  Net change in operating accounts:
       Accounts receivable...........................       852,740     (3,023,562)      (840,256)
       Inventories and fee-per-use systems...........    (7,048,460)    (8,243,774)   (11,093,253)
       Accounts payable and accrued liabilities......       585,664      1,208,837      1,839,915
     Other...........................................      (364,591)      (594,194)        40,888
                                                       ------------   ------------   ------------
  Net cash used in operating activities..............   (22,609,135)   (28,697,015)   (24,975,511)
INVESTING ACTIVITIES
Purchases of securities available-for-sale...........    (1,743,949)    (5,349,511)   (75,750,434)
Maturities of securities available-for-sale..........    23,397,684     29,750,677     43,169,070
Purchase of Pathfinder System product line...........            --     (2,696,114)            --
Additions to property and equipment..................      (640,689)      (950,424)    (3,325,122)
Other................................................        (6,756)         3,379        166,396
                                                       ------------   ------------   ------------
Net cash provided by (used in) investing
  activities.........................................    21,006,290     20,758,007    (35,740,090)
FINANCING ACTIVITIES
Proceeds from note payable to bank...................     4,950,000             --             --
Payments on note payable to bank.....................    (1,236,369)            --             --
Principal payments on obligations under capital
  leases.............................................       (90,291)       (75,558)      (193,441)
Payment on short-term note payable issued in purchase
  of Pathfinder System product line..................            --       (500,000)            --
Exercise of options and warrants.....................       119,752      3,952,135      2,889,169
Issuance of common stock under employee stock
  purchase plan......................................       130,650             --             --
Issuance of common stock, net........................            --             --     61,740,351
                                                       ------------   ------------   ------------
Net cash provided by financing activities............     3,873,742      3,376,577     64,436,079
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................     2,270,897     (4,562,431)     3,720,478
Cash and cash equivalents:
  Beginning of year..................................     3,308,970      7,871,401      4,150,923
                                                       ------------   ------------   ------------
  End of year........................................  $  5,579,867   $  3,308,970   $  7,871,401
                                                       ============   ============   ============
NONCASH TRANSACTIONS
AutoPap Systems reclassified to fee-per-use systems,
  net................................................  $  8,745,621   $  4,152,386   $  6,563,537
AutoPap Systems reclassified to (from) property and
  equipment, net.....................................  $   (663,839)  $  2,457,367   $    729,362

                            See accompanying notes.

                                 NEOPATH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS NeoPath, Inc. ("NeoPath" or the "Company") develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's initial products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology, and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Papanicolaou ("Pap") smear slide for the early detection of cervical cancer.

     The AutoPap(R) 300 QC Automatic Pap Screener System (the "AutoPap QC") is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. The AutoPap(R) Primary Screening System (the "AutoPap Screener") is an enhanced system that classifies up to 25% of such slides as requiring no further review.

     The "AutoPap System" refers to the AutoPap Screener and the AutoPap QC together.

     REVENUES AND MARKETS NeoPath's primary market includes domestic and foreign clinical laboratories. Domestic revenues are generated primarily through NeoPath's direct sales activities; international revenues are derived primarily through distributors. Approximately 19% of NeoPath's revenues in 1998 were from customers outside of the United States, compared to 51% in 1997 and 45% in 1996. The Company's four largest customers accounted for 41% of total revenues in 1998, compared to 65% in 1997 and 86% in 1996. The Company recognizes revenue on either a product sale or fee-per-use basis (subject to service and license agreements, rental contracts, and minimum payments on certain fee-per-use contracts). Fee-per-use revenues commence in the month an AutoPap System is initially placed in commercial use at the customer site. Sales of AutoPap Systems are generally recognized at date of shipment. In the past three years, sale revenues (including upgrades) have accounted for 61 to 65% of total revenues. Remaining revenues consisted primarily of fee-per-use contract billings.

     CASH EQUIVALENTS Short-term investments with a purchased maturity of three months or less are considered to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

     SECURITIES AVAILABLE-FOR-SALE NeoPath's investment portfolio is classified as available-for-sale, and such securities are stated at fair value, with the unrealized gains and losses included in other comprehensive income or loss. Interest earned on securities available-for-sale is included in interest income. The amortized cost of investments in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. The cost of securities sold is calculated using the specific identification method.

     INVENTORIES Inventories are valued at the lower of cost or market (first in, first out basis).

     FEE-PER-USE SYSTEMS AutoPap Systems manufactured for fee-per-use placements are carried in inventories until the AutoPap Systems are shipped, at which time they are reclassified to fee-per-use systems (non-current assets). Fee-per-use systems are depreciated on a straight-line basis over an estimated useful life of four years.

     NeoPath purchases all components for the AutoPap System from outside vendors, including certain components from sole-source or single vendors. The establishment of additional or replacement sources of supply for the AutoPap System could require regulatory approval. In addition, a vendor's inability to supply acceptable components in a timely manner and in the quantity required could delay or halt the Company's manufacture of its products.

                                 NEOPATH, INC.

     PROPERTY AND EQUIPMENT Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease.

     ASSET IMPAIRMENT In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. During 1998, the Company recognized such a loss for the write down of intangible assets related to the Pathfinder System product line (see Note 4). There were no such losses recognized in 1997 or 1996.

     STOCK-BASED COMPENSATION NeoPath has elected to follow the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Because the exercise price of the Company's stock options generally equals the market price of the underlying stock on the date of grant, no corresponding compensation expense has been recognized since NeoPath's initial public stock offering. (See Note 7 for SFAS No. 123 "Accounting for Stock-Based Compensation" pro forma disclosures.)

     In accordance with applicable accounting standards, NeoPath recognizes compensation expense for options and warrants granted to consultants in lieu of cash payment.

     ADVERTISING EXPENSES Advertising expenses are expensed as incurred. Total advertising expenses incurred during 1998, 1997, and 1996 were $1.1 million, $0.7 million, and $0.3 million, respectively.

     BASIC AND DILUTED NET LOSS PER SHARE Basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding. Because NeoPath's stock options and warrants are not dilutive (due to net losses) there is no difference between basic net loss per share and diluted net loss per share.

     COMPREHENSIVE INCOME As of January 1, 1998, NeoPath adopted SFAS No. 130, "Reporting Comprehensive Income." Statement 130 established new rules for the reporting and display of comprehensive income or loss and its components; however, the adoption of this Statement had no impact on the Company's operating results or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's securities available-for-sale, which prior to adoption were reported within shareholders' equity, to be included in other comprehensive income or loss. Statement 130 also requires presentation of accumulated other comprehensive income or loss separately in shareholders' equity; accordingly, prior year financial statements have been reclassified to conform to these requirements.

     BUSINESS SEGMENTS NeoPath currently operates in a single business segment -- clinical laboratories -- and management evaluates its operating performance based on this single segment.

     CONCENTRATIONS OF CREDIT RISK The Company invests its excess cash in accordance with guidelines that limit the credit exposure to any one financial institution and to any one type of investment. The guidelines also specify that the financial instruments are issued by institutions with strong credit ratings. The securities are generally not collateralized and mature within two years.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                 NEOPATH, INC.

NOTE 2  SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale consist of the following:

                                                     GROSS         GROSS
                                     AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1998                      COST          GAINS         LOSSES      FAIR VALUE
-----------------                   -----------    ----------    ----------    -----------
Corporate bonds...................  $ 3,390,280      $5,608      $ (21,339)    $ 3,374,549
                                    ===========      ======      =========     ===========

                                                     GROSS         GROSS
                                     AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1997                      COST          GAINS         LOSSES      FAIR VALUE
-----------------                   -----------    ----------    ----------    -----------
Corporate bonds...................  $17,888,047      $  835      $(112,479)    $17,776,403
Government bonds..................    7,718,235          --        (85,005)      7,633,230
                                    -----------      ------      ---------     -----------
                                    $25,606,282      $  835      $(197,484)    $25,409,633
                                    ===========      ======      =========     ===========

     There were realized gains of $5,092 and realized losses of $43,472 on sales of securities available-for-sale for the year ended December 31, 1998. There were no realized gains or losses on sales of securities available-for-sale for the years ended December 31, 1997 and 1996. The net adjustment for unrealized holding gains and losses on securities available-for-sale, included in other comprehensive income or loss, was a gain of $180,918 in 1998, a gain of $346,509 in 1997, and a loss of $583,103 in 1996. The fair value of securities available-for-sale maturing within one year totals $1,282,882. The fair value of securities available-for-sale maturing between one and two years totals $2,091,667. The Company considers all securities available-for-sale as available for use in current operations.

NOTE 3  BALANCE SHEET INFORMATION

     Detailed balance sheet data is as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Accounts receivable
  Receivables...............................................  $3,477,196    $4,363,818
     Allowance for doubtful accounts........................    (466,118)     (500,000)
                                                              ----------    ----------
                                                              $3,011,078    $3,863,818
                                                              ==========    ==========
Inventories
  Raw materials.............................................  $2,093,748    $3,819,830
  Work-in-process...........................................   2,365,472     1,061,900
  Finished goods............................................   2,285,197     2,632,271
                                                              ----------    ----------
                                                              $6,744,417    $7,514,001
                                                              ==========    ==========

                                 NEOPATH, INC.

     Finished goods consist of AutoPap Systems that will be reclassified to fee-per-use systems (non-current assets) when placed in commercial use, AutoPap Systems to be sold, and AutoPap Systems used internally on a temporary basis.

Fee-per-use systems
  Systems.................................................  $18,249,245    $10,628,468
     Accumulated depreciation.............................   (3,646,282)    (2,064,279)
                                                            -----------    -----------
                                                            $14,602,963    $ 8,564,189
                                                            ===========    ===========
Property and equipment
  Laboratory and other equipment..........................  $ 7,987,377    $ 8,206,222
  Furniture and fixtures..................................    1,156,863      1,108,168
  Leasehold improvements..................................    1,222,093      1,210,930
                                                            -----------    -----------
     Total property and equipment.........................   10,366,333     10,525,320
  Accumulated depreciation and amortization...............   (6,835,639)    (4,545,471)
                                                            -----------    -----------
                                                            $ 3,530,694    $ 5,979,849
                                                            ===========    ===========

     At December 31, 1998 and 1997, the Company held equipment under capitalized leases with an original cost of $317,594 and $373,432, and a net book value of $73,172 and $147,219, respectively.

Intangible assets
  Intangible assets.........................................  $       --    $3,759,917
     Accumulated amortization...............................  $       --      (375,992)
                                                              ----------    ----------
                                                              $       --    $3,383,925
                                                              ==========    ==========

NOTE 4  PATHFINDER SYSTEM PRODUCT LINE

     In the quarter ended December 31, 1998, NeoPath wrote off $3.1 million of intangible assets related to the Pathfinder System product line. The write-off did not involve any cash expenditure. NeoPath acquired the Pathfinder System product line in June 1997 for an initial purchase price of $4.1 million. The initial purchase price included cash of $2.7 million (including transaction-related expenses), a $500,000 short-term note paid in October 1997, and 48,564 shares of NeoPath common stock. In addition, certain shares of NeoPath common stock were issued and were held in escrow until April 1998, when the Company released the remaining 42,050 shares, which added approximately $550,000 to Pathfinder intangible assets. As a result of the purchase, NeoPath recognized $4.3 million in intangible assets that were to be amortized over five years. As a result of continuing low sales levels of Pathfinder Systems, and related losses attributable directly to the Pathfinder product line, the Company identified indications of impairment in the fourth quarter of 1998 and later decided to discontinue immediate continued development and commercialization of this product line. The Company then compared the carrying value of these intangible assets to expected future cash flows applicable to the Pathfinder product and, as a result, wrote off the remaining balance of intangible assets. Pathfinder product sales accounted for 3% of total revenues in each of the two years ended December 31, 1998 and 1997.

NOTE 5  LONG-TERM OBLIGATIONS AND COMMITMENTS

     NOTE PAYABLE TO BANK In April 1998, NeoPath entered into a loan agreement with a bank pursuant to which the Company could borrow amounts based on the manufacturing cost of AutoPap Systems placed on fee-per-use contracts. Accordingly, in June 1998, NeoPath borrowed $5.0 million under the loan agreement. The bank debt is secured by substantially all of NeoPath's assets, excluding

                                 NEOPATH, INC.

intellectual property, and amounts are repaid over 24 months from the date of each drawdown. In addition, NeoPath must comply with certain financial covenants. As of December 31, 1998, the bank facility was secured by $2.0 million in restricted cash in an interest-bearing account with the bank. The restricted cash is included in cash and cash equivalents on the balance sheet. Borrowings under this agreement bear interest at the bank's prime rate plus 1 percent per annum (8.75% at December 31, 1998).

     LEASE AGREEMENTS NeoPath leases certain property and equipment under capital leases pursuant to master equipment lease agreements. Under such agreements, the Company entered into multiple capital leases for property and equipment. The agreements included lease terms ranging from 36 to 60 months and purchase options at the end of each lease. Interest rates on capitalized leases approximate 10%.

     The Company leases office and operating facilities under operating leases expiring in January 1999 through August 2007, with various renewal options, and other leased items through 2002. Operating lease expense was $833,590 in 1998, compared to $831,983 in 1997, and $620,895 in 1996.

     Minimum future payments as of December 31, 1998 are as follows:

                                                                           LEASES
                                                    NOTE PAYABLE    --------------------
                                                      TO BANK       CAPITAL    OPERATING
                                                    ------------    -------    ---------
1999..............................................   $2,475,000     $80,168    $806,807
2000..............................................    1,238,631      19,050      31,328
2001..............................................           --          --      31,328
2002..............................................           --          --      31,328
2003..............................................           --          --      31,328
Thereafter........................................           --          --      44,926
                                                     ----------     -------    --------
Total minimum payments............................                   99,218    $977,045
                                                                               ========
Less amount representing interest.................                    6,671
                                                                    -------
Present value of minimum payment..................    3,713,631      92,547
Current portion...................................    2,475,000      74,151
                                                     ----------     -------
Long-term obligations, less current portion.......   $1,238,631     $18,396
                                                     ==========     =======

NOTE 6  INCOME TAXES

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $111.5 million and research and development credit carryforwards of approximately $3.4 million for federal income tax purposes, which expire between 2004 and 2013. Due to the issuance and sale of shares of preferred stock prior to 1995 and the Company's initial public offering completed in 1995, the Company incurred "ownership changes" pursuant to applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Therefore, the Company's use of losses incurred through the date of these ownership changes will be limited during the carryforward period. The Company estimates that the use of approximately $28.0 million of losses incurred prior to one or more of the ownership changes would be limited in the carryforward periods. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. Approximately $5.1 million of the net operating loss carryforward is attributed to the deduction for stock options, the tax effect of which will be credited to common stock when recognized.

                                 NEOPATH, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and the corresponding financial statement amounts. Significant components of the Company's deferred income tax assets (liabilities) at December 31, 1998 and 1997 are as follows:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
Net operating loss carryforwards........................  $ 37,904,000    $ 29,416,000
Research and development credits........................     3,377,000       2,374,000
Amortization and write-off of intangible assets.........     1,331,000          85,000
Research and development costs..........................       335,000         548,000
Allowance for doubtful accounts.........................       243,000         238,000
Deferred compensation...................................       192,000         168,000
Accrued vacation........................................       155,000         219,000
Charitable contribution carryforwards...................       126,000         125,000
Other...................................................       475,000         387,000
Property and equipment..................................      (501,000)         97,000
Valuation allowance.....................................   (43,637,000)    (33,657,000)
                                                          ------------    ------------
                                                          $         --    $         --
                                                          ============    ============

     Due to the uncertainty of the Company's ability to generate taxable income to realize its deferred tax assets, a valuation allowance has been established for financial reporting purposes equal to the amount of the net deferred tax assets. The Company's valuation allowance increased $10.0 million and $9.5 million for the years ended December 31, 1998 and 1997, respectively.

NOTE 7  SHAREHOLDERS' EQUITY

     COMMON STOCK On February 9, 1999, NeoPath completed a $14.5 million private equity transaction in which the Company issued 2.9 million shares of common stock to investors at a price of $5.00 per share. In connection with the financing, NeoPath issued to Invemed Associates, Inc., a related party, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share.

     STOCK OPTION PLANS The Company has two stock option plans that provide for option grants to employees, directors, and others. The options generally vest over four years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

     In May 1998, Neopath's Board of Directors approved a plan to allow all Company personnel the opportunity to surrender previously granted stock options in exchange for a new option at the current market price. In total, 1,357,836 options were surrendered and canceled; a corresponding number of new options were issued with an exercise price of $13.00 per share.

                                 NEOPATH, INC.

     A summary of the Company's stock option activity and related information follows:

                                                OUTSTANDING              EXERCISABLE
                                           ----------------------    -------------------
                                                         WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE
                                             SHARES       PRICE      SHARES      PRICE
                                           ----------    --------    -------    --------
Balance, January 1, 1996.................   1,027,242     $ 6.59     483,974     $ 1.66
                                                                     =======     ======
     Granted.............................     838,218      22.91
     Exercised...........................    (195,429)      2.60
     Canceled............................     (65,811)     10.66
                                           ----------     ------
Balance, December 31, 1996...............   1,604,220      15.39     524,318     $ 5.12
                                                                     =======     ======
     Granted.............................     845,025      16.46
     Exercised...........................    (225,165)      2.07
     Canceled............................    (285,532)     20.18
                                           ----------     ------
Balance, December 31, 1997...............   1,938,548      16.68     655,156     $13.56
                                                                     =======     ======
     Granted.............................   1,785,083      12.35
     Exercised...........................     (51,904)      1.73
     Canceled............................  (1,808,561)     18.01
                                           ==========     ======
Balance, December 31, 1998...............   1,863,166     $11.64     839,279     $11.16
                                           ==========     ======     =======     ======
Available for grant at December 31,
  1998...................................   1,065,020
                                           ==========

     Outstanding and exercisable stock options by price range as of December 31, 1998 are as follows:

                                        OUTSTANDING                       EXERCISABLE
                          ---------------------------------------   ------------------------
                                            WEIGHTED     WEIGHTED                   WEIGHTED
                             SHARES         AVERAGE      AVERAGE       SHARES       AVERAGE
RANGE OF EXERCISE PRICE       AS OF        REMAINING     EXERCISE       AS OF       EXERCISE
       PER SHARE          DEC. 31, 1998   TERM (YEARS)    PRICE     DEC. 31, 1998    PRICE
-----------------------   -------------   ------------   --------   -------------   --------
$ 0.60 - $ 1.20                35,463         4.24        $ 1.15        34,713       $ 1.15
  1.80 -   2.40               136,939         5.53          2.38       136,939         2.38
  4.00 -   6.00               103,128         9.68          4.64        13,178         4.28
  6.50 -   9.00                57,676         9.58          6.88         1,979         8.77
 11.25 -  12.69                51,500         8.36         11.86        16,000        11.25
 13.00 -  13.00             1,385,129         9.41         13.00       558,775        13.00
 13.75 -  23.63                93,331         7.70         19.61        77,695        19.09
                            ---------         ----        ------       -------       ------
$ 0.60 - $23.63             1,863,166         8.93        $11.64       839,279       $11.16
                            =========         ====        ======       =======       ======

     Pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes multiple option pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively: risk-free interest rates of 5.18%, 6.08%, and 6.01%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 0.8992, 0.6589, and 0.5512; and a weighted-average expected life of the option of 1.47, 1.47, and 1.46 years after vest date.

     The Black-Scholes option value model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models

                                 NEOPATH, INC.

require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                   1998           1997           1996
                                               ------------   ------------   ------------
Pro forma net loss...........................  $(32,951,440)  $(27,930,575)  $(20,717,024)
Pro forma basic and diluted net loss per
  share......................................         (2.28)         (1.97)         (1.59)

     SFAS No. 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which SFAS 123 calculations are phased in over time.

     The weighted average fair value for options granted during 1998, 1997, and 1996 using the Black-Scholes multiple option pricing model is $6.99, $8.81, and $10.86, respectively.

     WARRANTS In 1998, NeoPath issued a warrant to a consultant to purchase 60,000 shares of NeoPath common stock at $4.31 per share, which was the closing price of the Company's common stock on the date of the initial agreement. The Company also issued a comparable stock option grant to the same consultant. As a result, in 1998 the Company recognized $200,000 in non-cash expenses related to the consulting agreement and will continue to recognize non-cash expenses during the one-year agreement.

     Common stock warrants outstanding at December 31, 1998 totaled 278,910 at a weighted average exercise price per share of $6.86. These warrants expire at various dates through 2004.

     During 1998, warrants were exercised to purchase 4,616 shares of NeoPath's common stock. During 1997, warrants were exercised to purchase 463,493 shares of the Company's common stock, of which 13,273 shares were issued through "net exercise" rights, for which the Company received no proceeds. Such rights allow the warrant holder to exercise the warrant and "pay" the warrant price through the intrinsic value of the warrants; therefore, fewer shares of common stock are issued as a result. During 1996, warrants were exercised to purchase 762,240 shares of the Company's common stock, of which 346,468 shares were issued through net exercise rights. The remaining warrants outstanding as of December 31, 1998 have net exercise rights.

     COMMON STOCK RESERVED At December 31, 1998, common stock was reserved for the following purposes:

Stock options.............................................  2,928,186
Common stock warrants.....................................    278,910
Employee stock purchase plan..............................    133,325
                                                            ---------
                                                            3,340,421
                                                            =========

NOTE 8  EMPLOYEE BENEFITS

     The Company has a retirement plan covering substantially all employees that provides for voluntary salary deferral contributions on a pre-tax basis in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. To date, the Company has made no contributions to the plan.

                                 NEOPATH, INC.

     In May 1997, NeoPath's shareholders approved the 1997 Employee Stock Purchase Plan (the "ESPP") and authorized the issuance of up to 150,000 shares of the Company's common stock under the plan. The ESPP permits eligible employees of the Company to purchase common stock at not less than 85% of fair market value as defined in the ESPP through payroll deductions of up to 15% of their compensation, provided that no employee may purchase common stock worth more than $25,000 in any calendar year. Participants are required to hold ESPP stock for a minimum of six months following the purchase date. The ESPP will expire in 2007.

NOTE 9  LITIGATION

     On July 15, 1996, Neuromedical Systems, Inc. ("Neuromedical") filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleges patent infringement, unfair competition, false advertising, and related claims. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against the Company. The parties have agreed to dismiss their claims and counter claims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. This lawsuit is still in the discovery stage, and a trial date has not been set. The Company believes it has a strong position in this action and continues to defend itself vigorously.

     On March 31, 1997, the Company filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. The Company expects trial on the first Washington lawsuit to begin in 1999. The second Washington lawsuit is currently in the discovery stage.

                                 NEOPATH, INC.

                                 BALANCE SHEETS

                                                                JUNE 30,       DECEMBER 31,
                                                                  1999             1998
                                                              -------------    -------------
                                                               (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6,320,707    $   5,579,867
  Securities available-for-sale.............................      3,589,939        3,374,549
  Accounts receivable, net..................................      3,017,766        3,011,078
  Inventories...............................................      8,912,247        6,744,417
  Other current assets......................................        421,677          392,415
                                                              -------------    -------------
Total current assets........................................     22,262,336       19,102,326
Fee-per-use systems, net....................................     15,087,925       14,602,963
Property and equipment, net.................................      2,543,302        3,530,694
Deposits and other assets...................................        802,769          913,850
                                                              -------------    -------------
Total assets................................................  $  40,696,332    $  38,149,833
                                                              =============    =============
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   1,494,461    $   2,944,252
  Salaries and wages payable................................        887,477        1,681,710
  Customer deposits.........................................        265,217          332,485
  Other accrued liabilities.................................      1,592,981        1,157,077
  Current portion of long-term obligations..................      2,534,170        2,549,151
                                                              -------------    -------------
Total current liabilities...................................      6,774,306        8,664,675
Long-term obligations, less current portion.................         31,255        1,257,027
Shareholders' equity:
  Common stock..............................................    156,329,799      142,057,561
  Accumulated deficit.......................................   (122,431,241)    (113,813,699)
  Accumulated other comprehensive loss......................         (7,787)         (15,731)
                                                              -------------    -------------
Total shareholders' equity..................................     33,890,771       28,228,131
                                                              -------------    -------------
Total liabilities and shareholders' equity..................  $  40,696,332    $  38,149,833
                                                              =============    =============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                JUNE 30,                      JUNE 30,
                                       --------------------------    ---------------------------
                                          1999           1998           1999            1998
                                       -----------    -----------    -----------    ------------
Revenues.............................  $ 2,939,429    $ 4,308,465    $ 4,965,287    $  7,871,156
Cost of revenues.....................    1,587,985      2,371,840      2,752,375       4,412,600
                                       -----------    -----------    -----------    ------------
  Gross margin.......................    1,351,444      1,936,625      2,212,912       3,458,556
Operating expenses:
  Research and development...........    2,362,183      2,911,427      4,780,220       5,957,243
  Selling, general and
     administrative..................    2,631,579      5,329,589      6,190,285       9,835,832
                                       -----------    -----------    -----------    ------------
                                         4,993,762      8,241,016     10,970,505      15,793,075
                                       -----------    -----------    -----------    ------------
Loss from operations.................   (3,642,318)    (6,304,391)    (8,757,593)    (12,334,519)
Interest income......................      163,717        267,302        300,961         633,076
Interest expense.....................      (70,903)       (15,288)      (160,888)        (24,567)
                                       -----------    -----------    -----------    ------------
Net loss.............................  $(3,549,504)   $(6,052,377)   $(8,617,520)   $(11,726,010)
                                       ===========    ===========    ===========    ============
Basic and diluted net loss per
  share..............................  $     (0.20)   $     (0.42)   $     (0.51)   $      (0.81)
                                       ===========    ===========    ===========    ============
Weighted average common shares
  Outstanding........................   17,420,160     14,468,686     16,804,161      14,442,269
                                       ===========    ===========    ===========    ============

                            See accompanying notes.

                                 NEOPATH, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
OPERATING ACTIVITIES
Net loss....................................................  $ (8,617,520)   $(11,726,010)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     2,885,176       2,790,942
  Stock-based compensation..................................         7,100              --
  Accrued interest on securities available-for-sale.........       183,206         360,694
  Net change in operating accounts:
     Accounts receivable....................................        (6,688)     (1,008,775)
     Inventories and fee-per-use systems....................    (4,479,262)     (1,474,927)
     Accounts payable and accrued liabilities...............    (2,165,388)       (563,874)
     Other..................................................       102,460        (922,894)
                                                              ------------    ------------
Net cash used in operating activities.......................   (12,090,916)    (12,544,844)
INVESTING ACTIVITIES
Purchases of securities available-for-sale..................    (7,199,372)       (202,310)
Sales and maturities of securities available-for-sale.......     6,808,719      12,934,765
Additions to property and equipment.........................       (58,591)       (531,042)
Other.......................................................        (3,077)             --
                                                              ------------    ------------
Net cash (used in) provided by investing activities.........      (452,321)     12,201,413
FINANCING ACTIVITIES
Proceeds from private equity transaction, net...............    14,442,688              --
Proceeds from note payable to bank..........................            --       4,950,000
Payments on note payable to bank............................    (1,237,500)             --
Issuance of common stock under employee stock purchase
  plan......................................................        38,932          70,482
Exercise of options and warrants............................        73,518          76,660
Principal payments on obligations under capital leases......       (33,561)        (37,656)
                                                              ------------    ------------
Net cash provided by financing activities...................    13,284,077       5,059,486
                                                              ------------    ------------
Net increase in cash and cash equivalents...................       740,840       4,716,055
Cash and cash equivalents:
  Beginning of period.......................................     5,579,867       3,308,970
                                                              ------------    ------------
  End of period.............................................  $  6,320,707    $  8,025,025
                                                              ============    ============
NONCASH TRANSACTIONS AND SUPPLEMENTAL DISCLOSURES
AutoPap Systems reclassified to fee-per-use systems, net....  $  2,426,091    $    441,736

                            See accompanying notes.

                                 NEOPATH, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared by NeoPath, Inc. ("NeoPath" or the "Company") in accordance with generally accepted accounting principles for interim financial information and according to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the three-month and six-month periods ended June 30, 1999, are not necessarily indicative of results to be expected for the entire year ending December 31, 1999 or for any other fiscal period. For further information, refer to the financial statements and footnotes thereto incorporated by reference in the Company's Form 10-K for the year ended December 31, 1998.

NOTE 2 -- REVENUE RECOGNITION

     The Company recognizes revenue on either a product sale or fee-per-use basis. Sales of AutoPap(R) Systems are generally recognized at date of shipment and are subject to continuing service and license agreements for which revenue is recognized over the corresponding contract period. Fee-per-use revenue commences in the month an AutoPap System is initially placed in commercial use at a customer site and consists of per-slide monthly billings, fixed rental billings, and minimum payments due on certain fee-per-use contracts. Fee-per-use revenue is recognized as earned.

NOTE 3 -- COMPREHENSIVE NET LOSS

     Components of comprehensive net loss, as defined by applicable accounting and reporting standards, are as follows:

                                                   THREE MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                      1999            1998
                                                   -----------    ------------
Net loss.........................................  $(3,549,504)   $ (6,052,377)
Unrealized gain on Securities
  available-for-sale.............................       15,115          41,507
                                                   -----------    ------------
Comprehensive net loss...........................  $(3,534,389)   $ (6,010,870)
                                                   ===========    ============

                                                    SIX MONTHS ENDED JUNE 30,
                                                   ---------------------------
                                                      1999            1998
                                                   -----------    ------------
Net loss.........................................  $(8,617,520)   $(11,726,010)
Unrealized gain on Securities
  available-for-sale.............................        7,944         103,024
                                                   -----------    ------------
Comprehensive net loss...........................  $(8,609,576)   $(11,622,986)
                                                   ===========    ============

                                 NEOPATH, INC.

                                  (UNAUDITED)

NOTE 4 -- INVENTORIES

     Inventories consist of the following:

                                                 JUNE 30, 1999    DECEMBER 31, 1998
                                                 -------------    -----------------
Raw materials..................................   $3,202,689         $2,093,748
Work-in-process................................    1,732,102          2,365,472
Finished goods.................................    3,977,456          2,285,197
                                                  ----------         ----------
                                                  $8,912,247         $6,744,417
                                                  ==========         ==========

NOTE 5 -- PRIVATE EQUITY TRANSACTION

     On February 9, 1999, NeoPath completed a $14.5 million private equity transaction in which the Company issued 2.9 million shares of common stock to investors at a price of $5.00 per share. In connection with the financing, NeoPath issued to Invemed Associates, Inc., a related party, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share. On February 12, 1999, NeoPath filed a shelf registration statement on Form S-3 that will, when declared effective by the Securities and Exchange Commission, allow resale of the newly issued shares. NeoPath must use its best efforts to keep this registration statement effective for two years. Because the registration statement was not declared effective within 120 days of the transaction closing, the agreement specified that the purchase price would be reduced by 2 percent. As a result, NeoPath recognized a liability of $290,000 as of June 30, 1999.

NOTE 6 -- AGREEMENT TO ACQUIRE TECHNOLOGY RIGHTS

     On March 26, 1999, AutoCyte, Inc. announced an agreement to purchase certain Neuromedical, Inc. technology, including patent rights, for $4.0 million in cash and 1.4 million shares of AutoCyte common stock. On April 26, 1999, NeoPath and AutoCyte announced an agreement whereby NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. Subject to certain conditions, NeoPath will pay AutoCyte $2.2 million in cash and issue AutoCyte 1.2 million shares of NeoPath common stock at the later of the transaction closing date or September 1, 1999. On May 18, 1999, AutoCyte announced that it had completed its acquisition of the Neuromedical technology.

NOTE 7 -- AGREEMENT TO MERGE WITH AUTOCYTE

     On June 4, 1999, NeoPath and AutoCyte agreed to a merger in which a wholly owned subsidiary of AutoCyte will merge with NeoPath, and NeoPath will become a wholly owned subsidiary of AutoCyte. On the effective date of the merger, each issued and outstanding share of NeoPath common stock will automatically convert into the right to receive 0.7903 shares of AutoCyte common stock. AutoCyte will pay cash in lieu of issuing fractional shares of AutoCyte common stock. Outstanding employee and director options and certain warrants to purchase shares of NeoPath common stock will be converted to AutoCyte options and warrants at the same exchange ratio. The parties expect the merger to be a tax-free reorganization and to be accounted for as a pooling of interests. Completion of the acquisition is subject to approval by AutoCyte's and NeoPath's shareholders and to other customary closing conditions.

NOTE 8 -- LITIGATION

     On July 15, 1996, Neuromedical Systems, Inc. filed a lawsuit against NeoPath in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair

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
                                 NEOPATH, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

competition, false advertising, and related claims and requested monetary damages and injunctive relief. On September 5, 1996, NeoPath filed its answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against the Company. The parties agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. Virtually all of NeoPath's domestic revenues, which represented 90 percent of total revenues in the six months ended June 30, 1999, are derived from products that incorporate technology covered by this patent. NeoPath believes it has a strong position in this action, and will defend itself vigorously against these claims. On March 26, 1999, Neuromedical announced that it had filed a voluntary chapter 11 petition for bankruptcy. On April 6, 1999, the court removed the case from its active docket pending further developments in Neuromedical's bankruptcy proceedings.

     On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. By court order on March 30, 1999, proceedings have been stayed pending resolution of Neuromedical's bankruptcy proceedings. Furthermore, the court ordered that these cases be removed from the court's active caseload.

     NeoPath's intellectual property acquisition agreement with AutoCyte provides that the patent infringement litigation between NeoPath and Neuromedical will be terminated.

NOTE 9 -- RECLASSIFICATIONS

     Certain prior-period amounts have been reclassified to conform to the current-period presentation.

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